Exhibit 10.56

August 9, 2002

Robert W. Baker

Effective upon your retirement of May 1, 2002, a special Severance Package will be made available to you by American, including the following items:

•                  Payroll Status

You will remain on active payroll through April 30, 2002.

On May 1, 2002, you will retire with all applicable benefits and privileges then in effect.

•                  Stock Awards

i.                  Stock Options

You may continue to exercise any stock options that are vested.  All unvested options will continue to vest into retirement according to their original vesting schedule.  You may continue to exercise these options through the original ten-year term of each grant.

ii.               Performance Shares

Vesting of your shares in the 1999-2001, 2000-2002, and 2001-2003 Performance Share Plans will discontinue as of April 30, 2002.  In accordance with the terms of these plans, and contingent upon AMR Corporation meeting its specified performance objectives, you will receive a pro-rata portion of the shares previously granted to you.  Shares will be awarded in April following the end of the measurement period.

iii.            Career Equity

Vesting of your career equity shares will be accelerated and you will receive 100% of the shares originally granted to you.  These shares will become immediately payable upon retirement.

iv.           Brokerage Commissions

American will pay the brokerage commissions on any stock options you exercise through American’s preferred broker (currently Deutsche Banc Alex. Brown) through April 30, 2003.  After that time you will be responsible for paying commissions on any options exercised.

v.              Stock Transactions

Please confer with Chuck Marlett regarding any planned stock transactions.  He will be able to give you further information as to any constraints or disclosure requirements surrounding any such transactions.

•                  Incentive Compensation

You will be eligible to receive an award under the 2002 American Airlines Incentive Compensation Plan.  This award will be based on your 2002 eligible earnings through April 30, 2002.

•                  Pension Benefit

Your pension benefits will be payable from two sources — the Retirement Benefit Plan (RPB) and the Supplemental Executive Retirement Program (SERP).  The RPB will be calculated with an unreduced benefit at age 60 and a four-year Final Average of Earnings. Additionally, on your retirement date of May 1, 2002, you will receive a grant of one additional year of age and two additional years of credited service.  These considerations will be funded through the SERP lump sum payment due to qualified plan limitations.

•                  Deferred Compensation

Your balance in the Executive Deferral Plan will be paid in accordance with the schedules you elected.  Distribution of any deferred compensation balances elected for immediate distribution will be paid on May 31, 2002.

•                  Special Payments

You will receive a severance payment of $638,600 on May 31, 2002.  Additionally, you will receive a payment of $55,263 which is the cash equivalent of 4.5 weeks of vacation.  This will also be paid on May 31, 2002.  The 7.5 days of vacation that you accrued for 2003 will be paid to you on June 28, 2002 in the amount of $18,421.

•                  Travel

At retirement, you will be issued retiree A2 travel privileges for you and your spouse, a lifetime Admirals Club membership, and a UATP card that can be used only for personal travel on AA, TWA, or American Eagle.

Travel purchased with the UATP card will be imputed income.  In January of each year the Company will send you a 1099-MISC that reflects as “income” the value of the travel purchased in the prior year.  Along with the 1099-MISC American will send you a check to pay the taxes on the travel.

Additionally, if you participate in the following activities on American’s behalf, American will reimburse you for your expenses: Embry-Riddle, Wings Club, CRAF, GWU Advisory, MITRE, Conquistadors, and government-related activities (including, but not limited to, FAA, DOT, Homeland Security).

All travel is covered by current and future policies regarding American’s  Employee Travel Program including the TRIP Book and subsequent revisions.  By signing this Agreement, you acknowledge that you understand and agree to American’s policy which prohibits you from retaining travel privileges if you work for a competitor as defined in the fact sheet or do not comply with the rules governing the Employee Travel Program.

•                  Benefits

Beginning May 1, 2002, you will be eligible for retiree group life and health coverage in accordance with American’s policy.

American will provide you a policy through a third party vendor will preserve your medical limit at its current level of $1.5MM (which includes Supplemental Medical) through to age 65.  Since the Retiree Medical and Supplemental Plans provide a medical maximum up to $800K, AA will provide the additional $700K coverage.

•                  Split Dollar Life Insurance

The Company will coordinate with BSC to provide detailed outlines of the options available to release the policies to you.

If you decide to leave the policies in place, you agree to authorize that policy dividends be used to pay premiums in accordance with policy provisions and current practice.  Upon death or reaching 65, whichever occurs first, the Company will recover the amount of premiums previously paid in your behalf and release the policy to you or your beneficiary.

•                  Automobile

You have the option to purchase the vehicle on or before May 1, 2002.  In the event you elect not to purchase the automobile, it must be returned to American on or before May 1, 2002.

•                  Equipment

You will be able to keep the office equipment (i.e. fax and pc) in your home for personal use.  The phone must be returned to American on or before April 1, 2002.

•                  Annual Physicals

American will pay for one physical in 2002.

•                  Financial and Tax Planning Allowance

American will pay for your financial and tax planning services for 2002.

II.                                     In return for the benefits listed in this Agreement, I agree to release American as follows:

I agree, on behalf of myself and all of my heirs or personal representatives, to release American, its parent AMR Corporation, all subsidiaries of either, and all of their present or former officers, directors, agents, employees, employee benefit plans and the trustees, administrators, fiduciaries and insurers of such plans, from any and all claims for relief of any kind, whether known to me or unknown, which in anyway arise from or related to my employment or the termination of my employment at American and which concern events occurring at any time up to the date of this Agreement, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, Worker Adjustment and Retraining Notification Act, Equal Pay Act, Older Workers Benefit Protection Act, and Employee Retirement Income Security Act or under any other applicable federal, state or local laws or ordinances.

III.                                 While I understand that I have had the following obligations since I began my employment with American, I confirm that I shall not disclose any trade secret or confidential or restricted information of American or any other AMR Corporation subsidiary and shall not make use of such trade secrets or confidential or restricted information in any fashion at any time.  I agree not to solicit current employees of the Company or of other subsidiaries of AMR Corporation to join me at any place of employment after my employment with the Company ceases.

I agree to cooperate fully in the defense of any claims made against American or any other AMR Corporation subsidiary where I have knowledge, including meetings, depositions and trial.

Further I agree not to testify against the Company except were required by law.  I understand that while I am receiving any benefit or privilege from the Company I am bound by the conflict of interest provisions of American’s regulations as amended.

IV.                                 This agreement does not constitute an admission of any kind by American, but is simply an accommodation which offers certain extra benefits to which I would not otherwise be entitled in return for my agreeing to and abiding by this document.  I further understand and agree that if I do not comply with a material term or condition of this agreement, I automatically forfeit all these extra benefits.  If I breach this Agreement, including bringing suit for claims accruing prior to the execution of the Agreement, after receiving any of these benefits, I agree that I immediately will return those benefits to American.  In any action brought to enforce any provision of this Agreement, if American is the prevailing party, it shall recover its reasonable costs of enforcement including, but without limitation to, costs and reasonable attorney fees incurred, in addition to any other relief granted.

I understand that the terms of this Agreement may be temporarily suspended in the event of a Force Majeure affecting American or any of its subsidiaries (including its parent, AMR Corporation).  Such events may include but are not limited to an act of God, war or civil disorder, labor dispute, lockout strike, work stoppage or the grounding of all or a substantial portion of the Company’s fleet.  For purposes of this paragraph it is agreed that this Agreement will be temporarily suspended only upon such a suspension being enacted with regard to similar benefits being paid to other executives (current or retired, as applicable) at the Company.

I understand that I have 21 days from the date of this document to consider this Agreement and have been advised by American to consult with an attorney and/or tax consultant if I so desire.  I further agree not to voluntarily make the terms and conditions or the circumstances surrounding this Agreement known to anyone other than the attorney and/or tax consultant from whom I receive counseling, as referred to above, or if I am married to my spouse.  However, before disclosing such information to these individuals, I will first obtain their agreement not to disclose such information.  If any provision is breached, I understand that I will be required to return to the Company the consideration given to me.

I understand that once I sign this Agreement, I will then have seven days to cancel it in writing if I so choose.  However, if I elect to cancel this Agreement, I understand I will not be entitled to any of these benefits.  I realized this agreement is not effective or enforceable until the seven-day period expires.

I agree that any changes to this Agreement, whether material or immaterial, will not restart the 21 days I have to consider this Agreement.  I understand that this agreement is governed by the laws of the State of Texas.

I agree that I will not file a claim, demand or suit against American subsequent to my execution of this Agreement, except to enforce this Agreement in accordance with its terms.

I am entering into this Agreement freely and voluntarily and I am satisfied that I have been given sufficient opportunity to consider it.  I have carefully read and understand all of the provisions of this agreement.  I understand that it sets forth the entire Agreement between American and me, and I represent that no other statements, promises, or commitments of any kind, written or oral have been made to me by American to cause me to accept it.  I acknowledge acceptance of this Agreement by my signature below:

Robert W. Baker	Date

Agreed to and accepted on behalf of American Airlines, Inc.:

Sue Oliver	Date
Sr. Vice President – Global Human Resources
American Airlines, Inc.